Exhibit 99.1(p)

MUTUAL OF AMERICA INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY TO THE CHARTER

Mutual of America Investment Corporation, a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940 (the “Corporation”), with its principal office c/o Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The total number of shares of capital stock of all classes that the Corporation has authority to issue is four billion (4,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of forty million dollars ($40,000,000).  Of the total number of authorized shares of capital stock of the Corporation, prior to the date hereof, three hundred million (300,000,000) shares were unallocated.  Effective on the date hereof, and as a result of the below allocation, the number of unallocated shares remaining is two hundred million (200,000,000).

SECOND:  Pursuant to the authority vested in the Board of Directors of the Corporation by Section 5.1 of the Articles of Incorporation of the Corporation (“Articles”), the authorized shares allocated to the Mid-Term Bond Fund and Money Market Fund are increased as follows:

Fund	Allocation	Total Shares Allocated
Mid-Term Bond Fund	25,000,000	200,000,000
Money Market Fund	75,000,000	250,000,000

Allocations for all other classes not shown remain unchanged.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date: August 28, 2006	MUTUAL OF AMERICA
INVESTMENT CORPORATION
Attest:
/s/ Thomas L. Martin	/s/ Manfred Altstadt
Thomas L. Martin	Manfred Altstadt
Secretary	President, Chairman and CEO
(seal)